Exhibit 99.1

Roivant Announces Redemption Fair Market Value in Connection with Redemption of its Outstanding Warrants

BASEL, Switzerland and LONDON and NEW YORK, August 17, 2023 (GLOBE NEWSWIRE) – Roivant (Nasdaq: ROIV) today announced the “Redemption Fair Market Value” to be used in connection with the previously announced redemption of its outstanding public warrants (the “Public Warrants”) and private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”). The Redemption Fair Market Value will be used to determine the number of Roivant common shares (the “Common Shares”) that will be issued in connection with a Make-Whole Exercise (as defined below) of a Warrant, subject to the terms of the Warrant Agreement (as defined below).

On August 2, 2023, Roivant announced the redemption of all of its outstanding Warrants to purchase Common Shares pursuant to its Warrant Agreement dated September 30, 2021 with Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC) as successor warrant agent (the “Warrant Agent”) (the “Warrant Agreement”), that remain outstanding following 5:00 p.m. New York City Time on September 1, 2023 (the “Redemption Date”) for a redemption price of $0.10 per Warrant (the “Redemption Price”). The Warrant Agent previously delivered the notice of redemption (the “Notice of Redemption”) to each of the registered holders of the outstanding Warrants on behalf of Roivant.

Roivant has directed the Warrant Agent to deliver a notice (the “Notice of Redemption Fair Market Value”) on behalf of Roivant to each of the registered holders of the outstanding Warrants informing holders:

•	that the Redemption Fair Market Value is $11.35; and

•
as a result, holders who elect to exercise their Warrants on a “cashless basis” (a “Make-Whole Exercise”) prior to the Redemption Date will be entitled to receive approximately 0.2495 Common Shares per Warrant exercised.

The rights of the Warrant holders to exercise their Warrants will terminate at 5:00 p.m. New York City Time on the Redemption Date. Payment upon exercise of the warrants may be made either (i) in cash, at an exercise price of $11.50 per Common Share, or (ii) on a “cashless basis” whereby the exercising holder will receive approximately 0.2495 Common Shares per Warrant exercised. If a Warrant holder would be entitled to receive a fractional interest in a Common Share, the number of Common Shares the Warrant holder will be entitled to receive will be rounded down to the nearest whole number of Common Shares.

The Public Warrants are listed on Nasdaq under the symbol “ROIVW.” The Public Warrants will cease trading on Nasdaq at 5:00 p.m. New York City Time on the Redemption Date. Any Warrants that remain unexercised at 5:00 p.m. New York City Time on the Redemption Date will be delisted, void and no longer exercisable, and the holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price (or as otherwise described in the Notice of Redemption for holders who hold their Public Warrants in “street name”).

The Common Shares issuable upon exercise of the Warrants have been registered by Roivant under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement filed on Form S-3 with, and declared effective by, the Securities and Exchange Commission on October 3, 2022 (Registration No. 333-267503).

Questions concerning redemption and exercise of the Warrants can be directed to the Warrant Agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), at 6201 15th Avenue Brooklyn, NY 11219 Attention: Relationship Management, telephone number (877) 248-6417.

For additional information, including information on how holders may exercise their Warrants, see the Notice of Redemption. For copies of the Notice of Redemption and the Notice of Redemption Fair Market Value, please visit our investor relations website at https://investor.roivant.com/.

None of the Company, its Board of Directors or employees has made or is making any representation or recommendation to any Warrant holder as to whether to exercise or refrain from exercising any Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any Roivant securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Roivant

Roivant is a commercial-stage biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Today, Roivant’s pipeline is concentrated in inflammation and immunology and includes VTAMA®, a novel topical approved for the treatment of psoriasis and in development for the treatment of atopic dermatitis; batoclimab and IMVT-1402, fully human monoclonal antibodies targeting the neonatal Fc receptor (“FcRn”) in development across several IgG-mediated autoimmune indications; and RVT-3101, an anti-TL1A antibody in development for ulcerative colitis and Crohn’s disease, in addition to several other therapies in various stages of clinical development. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, visit www.roivant.com.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Our forward-looking statements include, but are not limited to, statements regarding the redemption of the warrants.

Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors

Roivant Investor Relations
ir@roivant.com

Media

Stephanie Lee
Roivant Sciences
stephanie.lee@roivant.com